Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Updates Details Related to

Normal Course Issuer Bid

TORONTO, March 1, 2010 - Tucows Inc. (NYSE AMEX: TCX, TSX:TC) today updated certain details related to its previously announced normal course issuer bid.

As previously announced on February 16, 2010, Tucows’ Board of Directors approved a stock buyback program to repurchase up to $10 million of Tucows common stock.  Tucows has the option to repurchase its shares of common stock either through the facilities of the NYSE AMEX or TSX Stock Exchange.

On February 23, 2010, Lacuna Ventures GP LLLP and Rawleigh Hazen Ralls IV, insiders of the Company, filed Form 4’s on EDGAR announcing that they had sold a portion of their holdings in Tucows in the open market.

In the press release of February 16, 2010 Tucows included a statement that it does not intend to purchase its shares from its management team or other insiders.

Although it is still Tucows’ intent not to purchase shares from its management team or other insiders,  sales by such persons through the facilities of NYSE AMEX or the TSX may occur if the circumstances of any such person or entity changes or any such person or entity makes a decision unrelated to these normal course purchases. The benefits to any such person or entity whose shares are purchased would be the same as the benefits available to all other holders whose shares are purchased by Tucows in connection with the normal course issuer bid.

OTHER THAN AS REFERENCED ABOVE, NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over 9 million domain names and millions of email boxes through a reseller network of over 10,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This news release contains, in addition to historical information, forward-looking statements related to such matters as the timing and total number of shares to be purchased under the proposed buyback program, Tucows’ use of block purchases and Tucows’ intent not to purchase shares from its management team or other insiders. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document and, except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com.